Exhibit 99.1

Petros Pharmaceuticals Reports Record Revenue and Gross Profit During Second Quarter 2022

Q2 Net Sales Results in First Quarter of Positive Adjusted EBITDA in Company’s History

New York – August 15, 2022 – Petros Pharmaceuticals, Inc. (“Petros” or “the Company”) (Nasdaq: PTPI), a leading provider of therapeutics for men’s health, today announced financial results for the second quarter ended June 30, 2022.

Highlights include:

•	Reported Net Sales for Q2 of $4.2 million
•	Achieved first positive quarter of Adjusted EBITDA over $200,000
•	Announced positive results of over-the-counter (OTC) label comprehension study for erectile dysfunction drug STENDRA®
•	Engaged Massachusetts General Hospital (MGH) in sponsored research agreement for tissue-specific oxygenation sensor device technology
•	Announced the Company is pursuing the 505(b)(2) pathway for its investigational agent H-100 for Peyronie’s disease
•	Launched social media campaign with celebrity Physician Dr. Drew Pinsky.

“These financial results mark a critical milestone in Petros’ history as it represents Q2 net sales of over $4 million, and the first quarter achieving positive adjusted EBITDA,” commented Fady Boctor, Petros’ President and Chief Commercial Officer. “Our ability to achieve positive adjusted EBITDA, during a time of investing to expand our products and market opportunity, is a testament to the organizational improvements we have made to operate as a lean and efficient company. Net revenue during the second quarter benefited from our ability to increase sales to wholesalers and retail pharmacies, whose inventories had been depleted, partially resulting from abnormally high product returns in recent quarters due to product expiration. Although this infrequent and extraordinary market replenishment strengthened Q2 revenue, we expect return rates in the future to be lower (hence improved profit) as the majority of STENDRA® at wholesalers and retail pharmacies is newer supply, coupled with expanding the shelf life of STENDRA® from three years to four years.

“To supplement our efforts to raise awareness in men’s health and STENDRA®, specifically, we recently engaged Dr. Drew Pinsky to kick off our social media campaign. Our objective with this initiative is to raise awareness, foster dialogue, educate, and alleviate the stigma associated with erectile dysfunction as it relates to sexual dysfunction and men’s health.

“During April 2022, we continued our focus on moving STENDRA® towards OTC status as we announced positive results from our OTC label comprehension study for STENDRA®. These positive results demonstrate that the proposed OTC labeling was well understood by consumers that participated, an essential step towards the process of achieving OTC status. As we continue to work with the Food and Drug Administration (FDA) on subsequent studies, we believe that these results should establish a strong foundation towards the OTC pathway.

“Also, during April 2022, we engaged MGH in a sponsored research agreement for tissue-specific oxygenation sensor technology to monitor and understand the success of Erectile Device Therapy as another potential solution to treating erectile dysfunction.

“During May 2022, we announced the pursuit of the 505(b)(2) pathway for H-100, our novel topical investigational treatment for Peyronie’s disease, an ailment that impacts more than 1 in 10 men in the US. We are particularly excited about this solution as, if approved, it could be the first non-invasive treatment for Peyronie’s disease.

“We are encouraged as to our progress as we pursue multiple avenues with the theme of addressing men’s health. More significant is the ability to pursue these while achieving positive adjusted EBITDA, which is a testament to our ability to pursue various solutions in an efficient and cost-effective manner,” concluded Mr. Boctor.

Q2 2022 Financial Results

Net sales for the second quarter ended June 30, 2022, were $4.2 million, comprised of $3.3 million of net sales from Prescription Medicines and $0.9 million of net sales from Medical Devices. This compares to net sales for the quarter ended June 30, 2021, which were $2.5 million. Net sales for the second quarter of 2021 were comprised of $1.7 million of net sales from Prescription Medicines and $0.8 million of net sales from Medical Devices. Prescription Medicines consists primarily of STENDRA®, which is indicated for male erectile dysfunction and Medical Devices, which includes vacuum erection devices (“VEDs”) and associated accessories and products. Prescription Medicines segment sales for the second quarter were up 102% over the year-ago period. STENDRA® sales for the second quarter 2022 benefited from the Company’s ability to address the supply challenges faced in recent quarters due to product expiration and subsequently provide new supply to wholesalers with new longer shelf life STENDRA®. The shelf-life of the new STENDRA® product has increased to four years, up from three years in its prior batch, which is expected to reduce the Company’s return rate in future periods.

Total gross profit for the second quarter of 2022 was $3.5 million versus $2.1 million for the year-ago quarter. Gross profit for the second quarter of 2022 was comprised of $3.0 million from Prescription Medicines and $0.5 million from Medical Devices. Gross profit for the second quarter of 2021 was $1.5 million from Prescription Medicines and $0.6 million from Medical Devices. Overall gross margins were 84% for the first quarter of 2022 versus 84% for the year-ago period.

Selling, general and administrative (SG&A) expenses for the second quarter of 2022 were $3.2 million, down from $4.1 million for the year-ago period and $3.9 million for the first quarter of 2022. The decline in SG&A resulted from the Company’s cost-cutting efforts in order to improve the efficiency of the organization.

Research and development expenses for the second quarter of 2022 were $0.4 million versus approximately $0.5 million for the prior-year period.

Net loss for the second quarter of 2022 was $1.8 million versus a loss of $2.1 million for the year-ago period.

Net sales of $4.2 million and a positive adjusted EBITDA for the second quarter 2022 of $0.2 million, resulting in the Company’s first quarter of positive adjusted EBITDA. Adjusted EBITDA for the year-ago quarter was negative $2.0 million.

Cash totaled $13.3 million as of June 30, 2022, compared to $17.7 million at March 31, 2022.

Use of Non-GAAP Financial Measures

Adjusted EBITDA is a non-GAAP financial measure. Our management believes that the presentation of Adjusted EBITDA is useful to investors as a supplemental way to evaluate the ongoing operations of our business as Adjusted EBITDA may enhance investors’ ability to compare historical periods as it adjusts for the impact of financing methods, tax law and strategy changes, and depreciation and amortization and to evaluate the Company’s ability to service debt. In addition, Adjusted EBITDA is a financial measurement that our management and Board of Directors use in their financial and operational decision-making and in the determination of certain compensation programs. Non-GAAP financial measures are meant to supplement, and to be viewed in conjunction with, GAAP financial results. The presentation of these non-GAAP financial measures should not be considered in isolation or as a substitute for comparable GAAP financial measures and should be read only in conjunction with the Company’s financial statements prepared in accordance with GAAP. Reconciliations of the Company’s non-GAAP measures are included below.

The following table presents a reconciliation of net income (loss) to Adjusted EBITDA for the three and six months ended June 30, 2022, and 2021:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2022	2021	2022	2021
Net income (loss)	$(1,811,792)	$(2,112,917)	$(1,986,016)	$896,164
Interest expense, senior debt	—	115,525	—	288,937
Interest expense, promissory note	150,372	—	303,398	—
Income tax expense (benefit)	—	6,700	—	6,700
Depreciation and amortization expense	1,560,870	1,728,828	3,121,740	3,457,657
EBITDA	(100,550)	(261,864)	1,439,122	4,649,458
Stock based compensation	302,267	680,504	658,093	1,125,511
Gain on settlement with Vivus	—	—	(3,389,941)	—
Change in fair value of derivative liability	—	(2,290,000)	(460,000)	(7,670,000)
Adjusted EBITDA	$201,717	$(1,871,360)	$(1,752,726)	$(1,895,031)

About STENDRA® (avanafil)

STENDRA® (avanafil), originally launched by Auxilium Pharmaceuticals prior to that company's sale to Endo Pharmaceuticals, is an oral phosphodiesterase 5 (PDE5) inhibitor for the treatment of erectile dysfunction. STENDRA® is not for use in women or children. It is not known if STENDRA® is safe and effective in women or children under 18 years of age. 100-mg and 200-mg tablets can be taken as early as ~15 minutes before sexual activity. STENDRA® works only with sexual stimulation and should not be taken more than once a day. STENDRA® can be taken with or without food; do not drink too much alcohol when taking STENDRA® (for example, more than 3 glasses of wine or 3 shots of whiskey) as it can increase chances of side effects. Of people enrolled in clinical trials, 1.4%, 2.0%, and 2.0%, stopped taking STENDRA® (50 mg, 100 mg, or 200 mg, respectively) due to side effects compared to 1.7% on placebo. STENDRA® was designed and developed expressly for erectile dysfunction. Currently, STENDRA® is covered for ~75% of commercially insured lives, with a co-pay as low as $0. For more information visit: https://STENDRA.com/.

STENDRA® Important Risk Information

STENDRA® can cause your blood pressure to drop suddenly to an unsafe level if it is taken with certain other medicines. A sudden drop in blood pressure can cause you to feel dizzy, faint, or have a heart attack or stroke.

Do not take STENDRA® if you:

•	take medicines called nitrates, which are used to treat chest pain (angina)
•	use street drugs called "poppers," such as amyl nitrate and butyl nitrate
•	take medicines called guanylate cyclase stimulators, which include Adempas® (riociguat), a medicine that treats pulmonary arterial hypertension and chronic thromboembolic pulmonary hypertension
•	are allergic to avanafil or any of the ingredients in STENDRA®

Stop sexual activity and get medical help right away if you have symptoms such as chest pain, dizziness, or nausea during sex. Sexual activity can put an extra strain on your heart, especially if your heart is already weak from a heart attack or heart disease. Discuss your health with your healthcare provider to ensure you are healthy enough for sex.

STENDRA® can cause serious side effects.

Uncommonly reported side effects include:

•	An erection that will not go away (priapism). If you have an erection that lasts more than 4 hours, get medical help right away.
•	Sudden vision loss in one or both eyes. Sudden vision loss in one or both eyes can be a sign of a serious eye problem called non-arteritic anterior ischemic optic neuropathy (NAION). It is uncertain whether PDE5 inhibitors directly cause vision loss. Stop taking STENDRA® and call your healthcare provider right away if you have sudden vision loss in one or both eyes.

•	Sudden hearing decrease or hearing loss. Some people may also have ringing in their ears (tinnitus) or dizziness.

Before you take STENDRA®, tell your healthcare provider if you:

•	have or have had heart problems such as a heart attack, irregular heartbeat, angina, or heart failure; have had heart surgery within the last 6 months; have had a stroke; have low blood pressure, or high blood pressure that is not controlled; have a deformed penis shape
•	have had an erection that lasted for more than 4 hours; have problems with your blood cells, such as sickle cell anemia, multiple myeloma, or leukemia; have retinitis pigmentosa, a rare genetic (runs in families) eye disease; have ever had severe vision loss, including an eye problem called non-arteritic anterior ischemic optic neuropathy (NAION); have bleeding problems; have or have had stomach ulcers; have liver problems; have kidney problems or are having kidney dialysis; or have any other medical conditions

Tell your healthcare provider about all of the medicines you take, including prescription and nonprescription medicines, vitamins, and herbal supplements. STENDRA® may affect the way other medicines work, and other medicines may affect the way STENDRA® works, which may cause side effects. Especially tell your healthcare provider if you take any of the following:

•	medicines called nitrates
•	medicines called guanylate cyclase stimulators, such as riociguat
•	medicines called HIV protease inhibitors, such as ritonavir (Norvir®), indinavir (Crixivan®), saquinavir (Fortavase® or Invirase®), or atazanavir (Reyataz®)
•	some types of oral antifungal medicines, such as ketoconazole (Nizoral®) and itraconazole (Sporanox®)
•	some types of antibiotics, such as clarithromycin (Biaxin®), telithromycin (Ketek®), or erythromycin
•	medicines called alpha-blockers. These include terazosin (Hytrin®), tamsulosin HCl (Flomax®), doxazosin (Cardura®), prazosin HCl (Minipress®), alfuzosin HCl (UroXatral®), dutasteride and tamsulosin HCl (Jalyn®), or silodosin (Rapaflo®). Alpha-blockers are sometimes prescribed for prostate problems or high blood pressure. In some patients, the use of STENDRA® with alpha-blockers can lead to a drop in blood pressure or fainting
•	other medicines that treat high blood pressure
•	other medicines or treatments for ED

Do not drink too much alcohol (for example, more than 3 glasses of wine or 3 shots of whiskey) when taking STENDRA®, as this can lead to increased chances of headache, dizziness, increased heart rate, or lowered blood pressure.

STENDRA® does not protect against sexually transmitted diseases, including HIV.

The most common side effects of STENDRA® are headache, flushing, stuffy or runny nose, sore throat, and back pain.

Tell your healthcare provider if you have any side effect that bothers you or does not go away. These are not all of the possible side effects of STENDRA®. For more information, ask your healthcare provider or pharmacist. Call your healthcare provider for medical advice about side effects.

Please see full Prescribing Information and Patient Information.

About Petros Pharmaceuticals

Petros Pharmaceuticals is committed to the goal of becoming a world-leading specialized men's health company by identifying, developing, acquiring, and commercializing innovative therapeutics for men's health issues, including, but not limited to, erectile dysfunction, endothelial dysfunction, psychosexual and psychosocial ailments, Peyronie's disease, hormone health, and substance use disorders.

# # #

Cautionary Note Regarding Forward-Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based upon Petros Pharmaceuticals, Inc.’s (“Petros,” “we,” “our,” “us” or the “Company”) management’s assumptions, expectations, projections, intentions and beliefs about future events. In some cases, predictive, future-tense or forward-looking words such as “intend,” “develop,” “goal,” “plan,” “predict”, “may,” “will,” “project,” “estimate,” “anticipate,” “believe,” “expect,” “continue,” “potential,” “opportunity,” “forecast,” “should,” “target,” “strategy” and similar expressions, whether in the negative or affirmative, that reflect our current views with respect to future events and operational, economic and financial performance are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Such forward-looking statements are only predictions, and actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of risks and uncertainties, including, without limitation, Petros’ ability to execute on its business strategy, including its plans to develop and commercialize its product candidates; Petros’ ability to comply with obligations as a public reporting company; our ability to retain our listing on the Nasdaq Capital Market; the ability of Petros to timely and effectively implement controls and procedures required by Section 404 of the Sarbanes-Oxley Act of 2002; the risk that the financial performance of Petros may not be as anticipated by the merger transactions that resulted in the Company’s creation; risks resulting from Petros’ status as an emerging growth company, including that reduced disclosure requirements may make shares of Petros common stock less attractive to investors; risks related to Petros’ history of incurring significant losses; risks related to Petros’ dependence on the commercialization of a single product, STENDRA®, and on a single distributor thereof; risks related to the termination of Petros’ commercial supply agreement with Vivus, including the risk that Petros may not be able to obtain sufficient quantities of STENDRA® in a timely manner or on commercially viable terms; risks related to Petros’ ability to obtain regulatory approvals for, or market acceptance of, any of its products or product candidates; and the expected or potential impact of the novel coronavirus (“COVID-19”) pandemic, including the emergence of new variants, such as the Omicron variant, and the related responses of governments, consumers, customers, suppliers, employees and the Company, on our business, operations, employees, financial condition and results of operations. Additional factors that could cause actual results to differ materially from the results anticipated in these forward-looking statements are contained in the Company’s periodic reports and in other filings that the Company has filed, or may file, with the U.S. Securities and Exchange Commission (the “SEC”) under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere. The Company cautions readers that the forward-looking statements included in this press release represent our beliefs, expectations, estimates and assumptions only as of the date of hereof and are not intended to give any assurance as to future results. New factors emerge from time to time, and it is not possible for us to predict all of these factors. Further, the Company cannot assess the effect of each such factor on our business or the extent to which any factor, or combination of factors, may cause actual results to be materially different from those contained in any forward-looking statement. Accordingly, you should not unduly rely on any forward-looking statements.

The Company undertakes no obligation to update or revise any forward-looking statements contained in this press release, whether as a result of new information, future events, a change in our views or expectations or otherwise, except as required by federal securities laws.

CONTACTS:

Investors:

CORE IR

ir@petrospharma.com

Media:

Jules Abraham

CORE IR

917-885-7378

pr@coreir.com

PETROS PHARMACEUTICALS, INC.

CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2022	2021
	(Unaudited)	(Audited)
Assets
Current assets:
Cash	$13,295,089	$23,847,572
Accounts receivable, net	5,747,884	2,455,386
Inventories	1,908,857	519,649
Prepaid expenses and other current assets	1,901,407	3,720,088
Total current assets	22,853,237	30,542,695

Fixed assets, net	44,287	49,397
Intangible assets, net	22,176,519	25,293,149
API purchase commitment	5,557,119	11,029,260
Other assets	418,779	475,557
Total assets	$51,049,941	$67,390,058

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,904,548	$4,557,969
Accrued expenses	4,007,928	11,957,384
Accrued inventory purchases	—	14,203,905
Other current liabilities	559,530	260,818
Current portion of Promissory Note	904,842	—
Total current liabilities	7,376,848	30,980,076

Promissory Note	9,119,943	—
Derivative liability	—	460,000
Other long-term liabilities	336,109	405,018
Total liabilities	16,832,900	31,845,094

Stockholders’ Equity:
Preferred stock (par value $0.0001 per share, 50,000,000 shares authorized, 0 shares issued and outstanding as of June 30, 2022 and December 31, 2021, respectively)	—	—
Common stock (par value $0.0001 per share, 150,000,000 shares authorized, 20,684,723 shares issued and outstanding as of June 30, 2022 and December 31, 2021, respectively	2,068	2,068
Additional paid-in capital	106,889,809	106,231,716
Accumulated deficit	(72,674,836)	(70,688,820)
Total Stockholders’ Equity	34,217,041	35,544,964

Total Liabilities and Stockholders' Equity	$51,049,941	$67,390,058

The accompanying Notes are an integral part of the Consolidated Financial Statements.

PETROS PHARMACEUTICALS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	For the Six Months Ended June 30,		For the Three Months Ended June 30,
	2022	2021	2022	2021
Net sales	$6,651,685	$6,533,255	$4,186,516	$2,457,649
Cost of goods sold	1,121,560	1,036,680	649,220	393,294
Gross profit	5,530,125	5,496,575	3,537,296	2,064,355
Operating expenses:
Selling, general and administrative	7,114,342	7,997,890	3,216,604	4,116,173
Gain on settlement with Vivus	(3,389,941)	—	—	—
Research and development expense	826,602	519,227	421,242	500,046
Depreciation and amortization expense	3,121,740	3,457,657	1,560,870	1,728,828
Total operating expenses	7,672,743	11,974,774	5,198,716	6,345,047

Loss from operations	(2,142,618)	(6,478,199)	(1,661,420)	(4,280,692)
Change in fair value of derivative liability	460,000	7,670,000	—	2,290,000
Interest expense, senior debt	—	(288,937)	—	(115,525)
Interest expense, promissory note	(303,398)	—	(150,372)	—
Income (loss) before income taxes	(1,986,016)	902,864	(1,811,792)	(2,106,217)
Income tax expense (benefit)	—	6,700	—	6,700
Net Income (loss)	$(1,986,016)	$896,164	$(1,811,792)	$(2,112,917)
Net Income (loss) per common share
Basic and Diluted	$(0.10)	$0.09	$(0.09)	$(0.22)
Weighted average common shares outstanding
Basic	20,684,723	9,777,834	20,684,723	9,802,309
Effects of common share equivalents	—	1,501	—	—
Diluted	20,684,723	9,779,335	20,684,723	9,802,309

The accompanying Notes are an integral part of the Consolidated Financial Statements.

PETROS PHARMACEUTICALS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	For the Six Months Ended June 30,
	2022	2021
Cash flows from operating activities:
Net income (loss)	$(1,986,016)	$896,164
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	3,121,740	3,457,657
Bad debt expense (recoveries)	(106,940)	17,742
Inventory and sample inventory reserve	(14,858)	(360,514)
Amortization of deferred financing costs and debt discount	—	12,500
Lease expense	56,778	50,479
Derivative liability	(460,000)	(7,670,000)
Deferred revenue	121,146	89,805
Gain on settlement with Vivus	(3,389,941)	—
Employee stock-based compensation	658,093	937,709
Non-employee stock-based compensation	—	187,802
Changes in operating assets and liabilities:
Accounts receivable	(3,185,558)	3,114,312
Inventories	(1,374,350)	710,496
Prepaid expenses and other current assets	1,058,333	85,081
Accounts payable	(2,653,421)	(3,011,666)
Accrued expenses	(1,429,156)	(918,929)
Other current liabilities	177,550	186,343
Other long-term liabilities	(68,909)	(131,347)
Net cash used in operating activities	(9,475,509)	(2,346,366)

Cash flows from financing activities:
Payment of promissory note	(1,076,974)	—
Payment of senior debt	—	(3,227,914)
Payment of portion of senior dent end of term fee	—	(534,237)
Net cash used in financing activities	(1,076,974)	(3,762,151)

Net decrease in cash	(10,552,483)	(6,108,517)

Cash, beginning of period	23,847,572	17,139,694
Cash, end of period	$13,295,089	$11,031,177

Supplemental cash flow information:
Cash paid for interest during the period	$153,026	$309,497

Noncash Items:
Noncash decrease in accrued expenses related to Vivus settlement	$(6,520,283)	$—
Noncash decrease in accrued inventory purchases related to Vivus Settlement	(14,203,905)	—
Noncash increase in promissory note related to Vivus settlement	10,024,785	—
Noncash decrease in API purchase commitment	6,232,489	—

The accompanying Notes are an integral part of the Consolidated Financial Statements.